Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of August 4, 2026 (the “Effective Date”), is entered into by and between Cipher Digital Inc. (together with its subsidiaries and affiliates, the “Company”) and William Iwaschuk (the “Executive”).
WHEREAS, the Executive is currently employed as Co-President, Chief Legal Officer and Corporate Secretary of the Company, pursuant to that certain Employment Agreement by and between Executive and Cipher Mining Technologies Inc. (the “Original Agreement”);
WHEREAS, the Company desires to continue to employ the Executive and to enter into an amended agreement embodying the terms of such employment; and
WHEREAS, the Executive desires to accept such continuation of employment with the Company, subject to the terms and conditions of this Agreement, which shall supersede and replace the Original Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date. The Employment Period shall automatically renew for additional twelve (12) month periods unless no later than ninety (90) days prior to the end of the applicable Employment Period either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Employment Period, subject to earlier termination as provided in Section 3; provided however, the Company may not provide Executive with a Notice of Non-Renewal within the twenty-four (24) month period following a Change in Control (as defined in the Cipher Mining Inc. 2021 Incentive Award Plan (as amended from time to time or any successor plan thereto, the “Incentive Award Plan”) and such period, the “CIC Period”). The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4.
2.Terms of Employment.
(a)Position and Duties.
(i)Role and Responsibilities. During the Employment Period, the Executive shall serve as Co-President, Chief Legal Officer and Corporate Secretary of the Company, and shall perform such employment duties as are usual and customary for such positions and as may be assigned to Executive from time to time by the Chief Executive Officer. The Executive shall report directly to the Chief Executive Officer of the Company. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as Co-President, Chief Legal Officer and Corporate Secretary of the Company. In the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b), shall not be diminished or reduced in any manner as a result of such termination of the additional capacities; provided that the Executive otherwise remains employed under the terms of this Agreement.
(ii)Exclusivity. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, (C) manage his personal investments and (D) continue to serve on the board of directors or advisory board of the companies and organizations set forth on Exhibit A attached hereto, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board of Directors of the Company (the “Board”).
(iii)Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement from the Company’s principal executive officers (currently located at One Vanderbilt Avenue, Floor 54, New York, New York 10017); provided that the Executive may be required to travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
(b)Compensation and Benefits.
(i)Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $600,000 per annum. The Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board and may be increased from time to time by the Compensation Committee in its sole discretion (but may not be reduced) and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly.
(ii)Annual Cash Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company during the Employment Period, a discretionary annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan, program or arrangement applicable to similarly situated senior executives from time to time. For each fiscal year, the Executive’s target annual bonus opportunity will be 100% of the Executive’s Base Salary (“Target Annual Bonus”). The actual amount of the Annual Bonus may be increased from time to time by the Compensation Committee in its sole discretion (but may not be reduced). Subject to Section 4(a), payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to the Company’s senior executives.
(iii)Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. During the Employment Period, the Company shall provide the Executive and the Executive’s eligible dependents with coverage under its group health plans. In addition, during the Employment Period, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iii) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(iv)Incentive Award Plan. During the Employment Period, the Executive shall be eligible to participate in the Incentive Award Plan pursuant to the terms and conditions of the Incentive Award Plan and any award agreement thereunder. Any grant made to the Executive pursuant to the Incentive Award Plan shall be subject to approval by the Board or the Compensation Committee.
(v)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to employees of the Company.
(vi)Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to similarly situated employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.
(vii)Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company.
3.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, as determined in the reasonable discretion of the Board.
(b)Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Executive fully corrects the circumstances constituting Cause within fifteen (15) days after receipt of the Notice of Termination (as defined below):
(i)the Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason (as defined below)), after a written demand for performance is delivered to the Executive by the Board or the Chief Executive Officer, which demand specifically identifies the manner in which the Board or the Chief Executive Officer believes that the Executive has not performed his duties;
(ii)the Executive’s commission of an act of fraud or material dishonesty resulting in material reputational, economic or financial injury to the Company;
(iii)the Executive’s conviction of, including any entry by the Executive of a guilty or no contest plea to, a felony or other crime involving moral turpitude;
(iv)a material breach by the Executive of his fiduciary duty to the Company which results in reputational, economic or other injury to the Company; or
(v)the Executive’s material breach of the Executive’s obligations under a written agreement between the Company and the Executive, including without limitation, such a breach of this Agreement.
(c)Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i)a material diminution in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)the Company’s material reduction of the Executive’s Base Salary, or during the CIC Period, the Company’s reduction of the Executive’s (A) Base Salary, (B) Target Annual Bonus, or (C) target long-term incentive compensation;
(iii)relocation of Executive’s principal place of employment by more than fifty (50) miles from its then-current location; or
(iv)the Company’s material breach of this Agreement.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.
(d)Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, subject to Section 8, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
4.Obligations of the Company upon Termination. Upon a termination of the Executive’s employment for any reason, the Executive shall be paid, in a single lump-sum payment within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law), the aggregate amount of (i) the Executive’s earned but unpaid Base Salary, (ii) accrued but unpaid vacation time in accordance with Company policy, (iii) any amounts or benefits owing to Executive under the then applicable benefit plans of the Company, and (iv) any amounts owing to Executive for reimbursement of expenses properly incurred in accordance with Section 2(b)(v) through the date of such termination (the “Accrued Obligations”).
(a)Without Cause or For Good Reason (Non-Change in Control Termination). If the Executive’s employment with the Company is terminated during the Employment Period (x) by the Company without Cause (other than by reason of the Executive’s Disability or due to the expiration of the Employment Period) (y) by the Company delivering to the Executive a Notice of Non-Renewal or (z) by the Executive for Good Reason, in each case, other than during the CIC Period, subject to and conditioned upon compliance with Sections 4(d) and 7, then following the Executive’s Separation from Service (as defined below) (such date, the “Date of Termination”), in addition to the Accrued Obligations:
(i)Cash Severance. The Company shall continue to pay to the Executive the Executive’s Base Salary in effect on the Date of Termination during the period beginning on the Date of Termination and ending on the 12-month anniversary of the Date of Termination in installments in accordance with the Company’s regular payroll practices as of the Date of Termination(the “Cash Severance”).
(ii)Pro-Rata Bonus. In addition, the Executive shall be paid a pro-rata Annual Bonus to which the Executive would have become entitled (if any) for the fiscal year of the Company during which the Date of Termination occurs, had the Executive remained employed through the payment date and based on the achievement of any applicable performance goals or objectives, pro-rated based on the number of days during such fiscal year that the Executive was employed by the Company (the “Bonus Severance”). The Bonus Severance shall be payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion.
(iii)COBRA. During the period commencing on the Date of Termination and ending on the 12-month anniversary of the Date of Termination, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the “Code”), the Company shall continue to provide the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).
(b)Without Cause or For Good Reason (Change in Control Termination). If the Executive’s employment with the Company is terminated during the Employment Period (i) by the Company without Cause (other than by reason of the Executive’s Disability or due to the expiration of the Employment Period) or (ii) by the Executive for Good Reason, in each case, during the CIC Period, then in addition to the Accrued Obligations, the Company shall pay to the Executive (A) a lump-sum Cash Severance amount equal to two (2) times the sum of the Executive’s Base Salary and Target Annual Bonus, (B) the Bonus Severance, payable in accordance with Section 4(a)(ii), provided that the Bonus Severance shall be calculated based on Target Annual Bonus and (C) COBRA coverage in accordance with Section 4(a)(iii) for a period of eighteen (18) months following the Date of Termination. If the Change in Control constitutes a “change in control event” (as defined in Treasury Regulations Section 1.409A-3(i)(5)) or to the maximum extent otherwise permitted by Section 409A (as defined below), the amounts payable pursuant to clauses (A) and (B) of the immediately preceding sentence shall be paid in a lump sum on the sixtieth (60th) day after the Date of Termination.
(c)Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a) or 4(b) that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit B (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Executive does not revoke such Release during any applicable revocation period.
(d)For Cause, Without Good Reason or Other Terminations. If (x) the Company terminates the Executive’s employment for Cause, the Executive terminates the Executive’s employment without Good Reason, the Executive delivers to the Company a Notice of Non-Renewal or the Executive’s employment terminates due to the Executive’s death or Disability or for any other reason not enumerated in Sections 4(a) or 4(b), the Executive’s employment is terminated for any reason, then, in either case, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law), and the Executive shall have no further rights hereunder.
(e)Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
(f)Exclusive Benefits. Except as expressly provided in this Section 4 or in any equity award agreement between the Executive and the Company and subject to Section 5, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.Excess Parachute Payments, Limitation on Payments.
(a)Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the

Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Cash Severance payments under this Agreement shall first be reduced, and the non-Cash Severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting or consulting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit (including the value of any non-competition provision that may apply to Executive) included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Company shall bear all costs the Independent Advisors may reasonably incur in connection with any calculations contemplated by this provision. In the event that the Independent Advisors determine in good faith that any amounts paid by the Company to the Executive pursuant to this Section 6 should not have been paid, such amount shall be promptly repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. In the event that the Independent Advisors determine in good faith that the Executive is entitled to additional payments under this Agreement after applying the reduction set forth in Section 6(a), any such additional amounts shall be promptly paid by the Company to the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
(c)In the event of any dispute with a tax authority with respect to the application of this Section 6, the Executive shall control the issues involved in such dispute and make all final determinations with regard to such issues. Notwithstanding anything to the contrary herein, the Company shall promptly pay, upon demand by the Executive, all legal fees, court costs, fees of experts and other costs and expenses which the Executive incurs no later than ten (10) years following such Executive’s Date of Termination in any actual, threatened or contemplated contest of Executive’s interpretation of, or determination under, the provisions of this Section 6.
7.Confidential Information, Non-Competition and Non-Solicitation.
(a)Subject to Section 8, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.
(b)While employed by the Company and, for a period of twelve (12) months after the Date of Termination, the Executive shall not, at any time, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any person or entity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) the business of developing and operating industrial-scale data centers for hyperscaler tenants and other high performance computing workloads, or any other business which competes with the products or services sold by or engaged in by the Company as of the Date of Termination (including, without limitation, through the investment of capital or lending of money or property), or that manages, operates or otherwise renders any services in connection with, such business (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a person or entity; provided that such stock or other equity interest acquired is less than five percent (5%) of the outstanding interest in such person or entity. Notwithstanding anything to the contrary in this Agreement, nothing set forth herein restricts the Executive’s right to practice law after the Date of Termination to the extent such restriction would violate Rule 5.6(a)(1) of the New York Rules of Professional Conduct.
(c)While employed by the Company and, for a period of twelve (12) months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During his employment with the Company and for a period of 12 months after the Date of Termination, the Executive shall not solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(d)In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 7(a), (b) and (c), that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.
8.Protected Rights.
(a)Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement or otherwise shall be interpreted or construed so as to impede the Executive from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the Occupational Health and Safety Administration (“OSHA”), the Congress, and any agency Inspector General (each a “Governmental Agency”), or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of any member of the Company to make any such reports or disclosures, and the Executive shall not be required to notify any member of the Company that such reports or disclosures have been made. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the Department of Justice, the SEC, the OSHA or the Commodity Futures Trading Commission. In addition, nothing in this Agreement or otherwise will be construed as prohibiting the Executive from engaging in activities protected by federal, state or local law.
(b)Nothing in this Agreement or otherwise shall preclude the Executive from:
(i)making a protected disclosure within the meaning of Part IVA (Protected Disclosures) of the Employment Rights Act 1996 (as amended from time to time);
(ii)reporting an offence to the police or to a law enforcement agency;
(iii)co-operating with a criminal investigation or prosecution;
(iv)reporting misconduct or a serious breach of regulatory requirement to a body responsible for supervising or regulating relevant matters;
(v)reporting, in the public interest, any serious wrongdoing to a law enforcement agency or relevant regulator or an equivalent person or entity which has a proper interest in receiving that information in the public interest;
(vi)communicating in confidence with the Executive's professional advisors (including any tax, legal, medical and/or therapeutic advisors) and/or with the Executive's spouse or registered civil partner or common-law spouse;
(vii)acting with statutory authority or complying with any order of, or giving evidence to, a court or tribunal of competent jurisdiction;
(viii)complying with any law, any regulations of any statutory or regulatory authority, or any request of any government body (including, for the avoidance of doubt, HM Revenue & Customs); and/or
(ix)using any relevant information for the purpose of representation at any investigation or proceedings brought by an applicable regulatory or professional body relating to matters arising from the Executive's employment.
(c)Notwithstanding anything in this Agreement or otherwise, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.
9.Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

10.Successors.
(a)This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.
If to the Company:
Cipher Digital Inc.
One Vanderbilt Avenue
Floor 54
New York, NY 10017
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(d)Section 409A of the Code.
(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (A) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (B) comply with the requirements of Section 409A; provided, however, that this Section 10(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii)To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)Entire Agreement. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, including the Original Agreement, by any member of the Company and its subsidiaries or affiliates, or representative thereof.
(i)Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.
(j)Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“COMPANY”
By:	/s/ Tyler Page
Name: Tyler Page
Title: Chief Executive Officer

“EXECUTIVE”
/s/ William Iwaschuk
William Iwaschuk

[Signature Page to Employment Agreement]

EXHIBIT A
BOARD OF DIRECTORS OR ADVISORY BOARDS
OF THE FOLLOWING COMPANIES AND ORGANIZATIONS

None.

EXHIBIT B
GENERAL RELEASE
Subject to Section 8 of that certain Employment Agreement, effective as of [], between the Company and the undersigned (the “Employment Agreement”), for valuable consideration, the receipt and adequacy of which are hereby acknowledged, to the fullest extent permitted by law, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Cipher Digital Inc. (the “Company”), and its owners, partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manners of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, without limitation (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Subject to Section 8 of the Employment Agreement, the Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; Claims of unlawful discharge, fraud, violation of public policy, defamation, physical injury, or emotional distress; Claims for additional compensation or benefits arising out of the employment or termination of employment of the undersigned; any alleged breach of any express or implied contract of employment or breach of the covenant of good faith and fair dealing; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act, the Equal Pay Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Americans With Disabilities Act, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or Claims of the undersigned (i) to payments or benefits under Section 4 of the Employment Agreement to which this Release is attached as Exhibit B, (ii) to any payments or benefits under the terms of any equity award agreement between the undersigned and the Company pursuant to the Incentive Award Plan (as defined in the Employment Agreement), (iii) with respect to Section 2(b)(v) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
[IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)    [THE EXECUTIVE WAS PROVIDED WITH INFORMATION, APPENDED HERETO AS EXHIBIT B, REGARDING (I) THE JOB TITLE AND AGE OF EACH EXECUTIVE BEING TERMINATED ON THE DATE HEREOF OR IN PROXIMITY THERETO AND (II) THE JOB TITLE AND AGE OF EACH EXECUTIVE IN AN AFFECTED JOB CLASSIFICATION OR ORGANIZATIONAL UNIT WHO IS NOT BEING TERMINATED ON THE DATE HEREOF OR IN PROXIMITY HERETO;]1
(B)     NOTHING IN THIS AGREEMENT PREVENTS OR PRECLUDES THE EXECUTIVE FROM CHALLENGING OR SEEKING A DETERMINATION IN GOOD FAITH OF THE VALIDITY OF THIS WAIVER UNDER THE ADEA, NOR DOES IT IMPOSE ANY CONDITION PRECEDENT, PENALTIES, OR COSTS FOR DOING SO, UNLESS SPECIFICALLY AUTHORIZED BY FEDERAL LAW;
(C)    THE EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;
(D)    THE EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND
(C)    THE EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.]2
The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Executive may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
Notwithstanding anything herein, the undersigned acknowledges and agrees that, pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
The undersigned agrees that if the Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability
1 Note to Draft: To include for any “group terminations” under ADEA.
2 Note to Draft: To include if Executive is over 40.

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whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ____________, ____.

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